Registration No. 33-____________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           __________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                            OSHKOSH TRUCK CORPORATION
             (Exact name of registrant as specified in its charter)

                   Wisconsin                              39-0520270
        (State or other jurisdiction of                (I.R.S. employer
        incorporation or organization)                identification no.)

              2307 Oregon Street
                P. O. Box 2566
             Oshkosh, Wisconsin                              54903
   (Address of principal executive offices)               (Zip code)

         Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended
                            (Full title of the plan)

               R. Eugene Goodson                           Copy to:
           Oshkosh Truck Corporation                Michael W. Grebe, Esq.
              2307 Oregon Street                        Foley & Lardner
                P. O. Box 2566                     777 East Wisconsin Avenue
           Oshkosh, Wisconsin 54903               Milwaukee, Wisconsin 53202
                (414) 235-9151                          (414) 271-2400
         (Name, address and telephone
         number, including area code,
             of agent for service)

                           __________________________
                         CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
                                      Maximum        Maximum
        Title of                      Offering      Aggregate     Amount of
     Securities to   Amount to be    Price Per      Offering     Registration
     be Registered    Registered       Share        Price (1)        Fee

     Class B Common     425,000      $14.25        $6,056,250      $2,089
    Stock, $.01 par     shares
         value


   (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Oshkosh Truck Corporation Class B Common Stock as reported on the NASDAQ National Market on September 13, 1995.

                           __________________________

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

             The following documents have been previously filed by Oshkosh Truck Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.

             2. All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since September 30, 1994.

             3. The description of the Company's Class B Common Stock contained in its Registration Statement on Form 8-A, dated September 25, 1985, and any amendments or reports filed for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to such time as the Company files a post-effective amendment to the Registration Statement indicating that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

             Incorporated by reference in Item 3.

   Item 5.   Interests of Named Experts and Counsel.

             Not applicable.

   Item 6.   Indemnification of Directors and Officers.

             Pursuant to the Wisconsin Business Corporation Law and By-Laws of the Company, as amended, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

             The Company has purchased insurance as permitted by Wisconsin law on behalf of directors and officers which may cover liabilities under the Securities Act of 1933, as amended.

   Item 7.   Exemption from Registration Claimed.

             Not applicable.

   Item 8.   Exhibits.

             The following exhibits have been filed (except where otherwise indicated) as part of this registration statement:

   Exhibit No.                       Exhibit

     (4.1) Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1994 (Commission File No. 0-13886)).

     (4.2) Form of Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended, Nonqualified Stock Option Agreement.

     (4.3) Form of Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended, Nonqualified Director Stock Option Agreement.

     (5)               Opinion of Foley & Lardner

    (23.1)             Consent of Ernst & Young LLP

    (23.2) Consent of Foley & Lardner (included in Exhibit 5 hereto)

   Item 9.   Undertakings.

             (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i)  To include any prospectus required by
             Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oshkosh, State of Wisconsin, on September 15, 1995.

                                      OSHKOSH TRUCK CORPORATION



                                      By:  /s/ R. Eugene Goodson
                                           R. Eugene Goodson
                                           Chairman of the Board and Chief
                                           Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints R. Eugene Goodson, Robert G. Bohn and Timothy M. Dempsey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

               Name                       Title                  Date


    /s/ R. Eugene Goodson        Chairman of the Board,  July 25, 1995
    R. Eugene Goodson            Chief Executive Officer
                                 and Director (Principal
                                 Executive Officer and
                                 Principal Financial
                                 Officer)

    /s/ Robert G. Bohn           President, Chief        July 24, 1995
    Robert G. Bohn               Operating Officer and
                                 Director


    /s/ Peter F. Mueller         Controller (Principal   July 25, 1995
    Peter F. Mueller             Accounting Officer)


    /s/ J. William Andersen      Director                July 24, 1995
    J. William Andersen


    /s/ Daniel T. Carroll        Director                July 24, 1995
    Daniel T. Carroll


    /s/ Timothy M. Dempsey       Director and Secretary  July 24, 1995
    Timothy M. Dempsey


    /s/ Michael W. Grebe         Director                July 24, 1995
    Michael W. Grebe


    /s/ James L. Hebe            Director                July 24, 1995
    James L. Hebe


    /s/ J. Peter Mosling, Jr.    Director and Member of
    J. Peter Mosling, Jr.        Executive Committee     July 24, 1995


    /s/ Stephen P. Mosling       Director and Member of
    Stephen P. Mosling           Executive Committee     July 24, 1995

                                  EXHIBIT INDEX


       Exhibit No.                             Exhibit

          (4.1) Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended September 30, 1994).

          (4.2) Form of Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended, Nonqualified Stock Option Agreement.

          (4.3) Form of Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended, Nonqualified Director Stock Option Agreement.

           (5)         Opinion of Foley & Lardner

          (23.1)       Consent of Ernst & Young LLP

          (23.2) Consent of Foley & Lardner (included in Exhibit 5 hereto)